Exhibit 99.1
FOR IMMEDIATE RELEASE

CWAN Announces $100 Million Share Repurchase Program

BOISE, Idaho, NEW YORK, CHICAGO, LONDON and HONG KONG, September 3, 2025 – Clearwater Analytics (NYSE: CWAN) (“CWAN” or “Company”), the most comprehensive technology platform for investment management, today announced that its Board of Directors has authorized a $100 million share repurchase program.

At yesterday’s closing price of $20.19, the $100 million share repurchase program would result in the buyback of approximately 5 million shares. This would partially offset the dilutive impact of recent share issuances and reduce the Company’s public float.

“The Company remains committed to reducing its debt-to-EBITDA ratio below 3.0 by December 2026,” said Jim Cox, Chief Financial Officer at CWAN. “Given our significant excess free cash flows for the remainder of 2025 and 2026, we expect to both exceed our deleveraging commitment and complete this share repurchase at the same time.”

The Company intends to execute the repurchase program by buying its Class A common stock from time to time in the open market, including potentially pursuant to a 10B5-1 plan. The timing and price of repurchases as well as the actual number of shares repurchased under the program will be at the discretion of CWAN and will depend on a variety of factors, including general market conditions, the stock price, regulatory requirements and limitations, corporate liquidity requirements and priorities, and other factors. This share repurchase program has no time limit and may be modified, suspended, or discontinued at any time.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s Class A common stock, trends and uncertainties affecting the Company’s business, results of operations and financial condition, and the Company’s strategy and strategic initiatives, and other factors. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms, but are not the exclusive means of identifying such statements. The forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by such statements due to, among other factors, changes in the market price of the Company’s stock, general market conditions, applicable securities laws and alternative investment opportunities, as well as the risks, uncertainties and other factors detailed in CWAN’ periodic public filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 26, 2025 (as amended by Amendment No. 1 thereto, filed with the SEC on March 7, 2025), and in other periodic reports filed by the Company with the SEC. These filings are available at www.sec.gov and on the Company’s website. The “forward-looking statements” included in this press release are made only as of the date of this release. We do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About CWAN

Clearwater Analytics (NYSE: CWAN) is transforming investment management with the industry’s most comprehensive cloud-native platform for institutional investors across global public and private markets. While legacy systems create risk, inefficiency, and data fragmentation, CWAN’s single-instance, multi-tenant architecture delivers real-time data and AI-driven insights throughout the investment lifecycle. The platform eliminates information silos by integrating portfolio management, trading, investment accounting, reconciliation, regulatory reporting, performance, compliance, and risk analytics in one unified system. Serving leading insurers, asset managers, hedge funds, banks, corporations, and governments, CWAN supports over $10 trillion in assets globally. Learn more at www.cwan.com.

###

Investor Contact:
Kamil Mielczarek | +1 208-433-1200 | investors@cwan.com

Media Contact:
Claudia Cahill | +1 208-433-1200 | press@cwan.com